Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made as of this 30th day of June 2021, by and between Kamau Coar (the “Executive”) and Heidrick & Struggles International, Inc. and its affiliates (collectively, the “Company”), concerning the Executive’s separation from employment with the Company.

WHEREAS, the Company and the Executive entered into a Letter Agreement dated January 3, 2018 (the “Letter Agreement”);

WHEREAS, the Executive’s employment with the Company was terminated on June 18, 2021 (the “Separation Date”); and

WHEREAS, the Company and the Executive intend this Agreement to document the complete understanding of the parties as to all rights of the Executive under the Letter Agreement or otherwise relating to the Executive’s employment by, and separation from employment with, the Company.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive agree as follows:

1.    SEPARATION. The Executive’s employment as Chief Legal and Chief Inclusion Officer terminated as of the close of business on the Separation Date. The Executive hereby acknowledges that he has resigned from all other officer, director and other positions with the Company and any and all of its affiliates effective as of the close of business on the Separation Date.

2.     CONSIDERATION.

(a)

Separation Payment. In exchange for (i) the Executive’s execution of this Agreement, and delivery of same during the 21-day period following the Separation Date with such delivery pursuant to Paragraph 13(e) below, (ii) non-revocation of this Agreement, and (iii) continued compliance with all of the terms and conditions of this Agreement, the Company shall provide a separation payment to Executive in the total gross amount of $87,500.00, representing three (3) months of base salary at Executive’s last base salary rate, less applicable withholdings (the “Separation Payment”), to be made in accordance with the Company’s regular payroll practices.

(b)

Benefit Continuation. The Executive will have the opportunity to continue benefits through COBRA under the Employer’s group health plan at the same level the Executive was participating in at the time of termination. If the Executive enrolls in coverage, the Company will subsidize the cost and will pay the employer portion of such premiums through July 1 – September 30, 2021 and the Executive will be responsible for the employee portion of such premiums. After September 30, 2021, the Executive will be responsible for the full cost of premiums for the remainder of the duration benefits are continued through COBRA. Receipt of this subsidy is contingent upon the Executive enrolling in COBRA and paying the monthly cost share in a timely manner.

(c)

Release. In exchange for Executive’s representations and promises in this Agreement, the Company, with the exception stated herein, hereby waives and releases the Executive with respect to any and all claims, whether currently known or unknown, that the Company now or has ever had against Executive arising from or relating to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Company signs this Agreement with the exception of any claim arising out of material misconduct by Executive (including, without limitation, theft, fraud, or violation of any fiduciary obligations Executive owes to the Company), or breach of this Agreement.

3.    TERMINATION OF BENEFITS & COMPENSATION. Except as specifically provided in this Agreement with respect to plans or arrangements specifically identified in this Agreement including Paragraph 2(b) above, the Executive’s continued participation in all employee benefit plans (pension and welfare) and compensation plans will cease as of the Separation Date. Any payments made to the Executive pursuant to this Agreement, other than with respect to the continued payment of salary to the Separation Date, shall be disregarded for purposes of determining the amount of benefits to be accrued on behalf of the Executive under any benefit plan maintained by the Company. Nothing contained herein shall limit or otherwise impair the Executive’s right to receive benefit payments which are vested as of the Separation Date under any applicable tax qualified benefit plan (including, but not limited to, any vested benefits under the Company’s Long-Term Incentive Plan and any vested matches under the Company’s 401(k) Plan). For the avoidance of doubt, Executive is not entitled to any payments or other benefits provided by the Company pursuant to the Heidrick & Struggles International, Inc. Management Severance Pay Plan (“MSPP”).

4.     GENERAL RELEASE.

(a)    Except for (i) a Claim (as defined below) based upon a breach of this Agreement, (ii) a Claim which is expressly preserved by this Agreement, (iii) a Claim duly filed pursuant to the group welfare and retirement plans of the Company, or (iv) a Claim filed pursuant to any policy of liability insurance or the Company’s By-Laws, the Executive, on behalf of himself and the other Executive Releasors (as defined below), releases and forever discharges the Company and the other Company Releasees (as defined below) from any and all Claims which the Executive now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Executive Releasors may have, to the extent that it is derived from a Claim which the Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the date affixed beneath the Executive’s signature on this Agreement and shall include, without limitation, Claims (other than those specifically excepted above) arising out of or related to the Letter Agreement dated January 3, 2018, Claims arising out of or related to the Executive’s employment with or separation of employment from the Company, and Claims arising under (or alleged to have arisen under) (a) the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Employee Retirement Income Security Act of 1974, as amended; (f) The Immigration Reform Control Act, as amended; (g) The Americans with Disabilities Act of 1990, as amended; (h) The National Labor Relations Act, as amended; (i) The Occupational Safety and Health Act, as amended; (j) The Family and Medical Leave Act of 1993, as amended; (k) any state or local antidiscrimination law; (l) any allegation of defamation, intentional or negligent infliction of emotional distress, workplace harassment or discrimination, retaliation, whistleblowing, invasion of privacy, violation of public policy, negligence or any other tort; (m) any allegation of a breach of any contract of employment, express or implied, or of a violation of any Company policy or procedure, of the provisions of the Constitution of the United States or the constitution of any state, or of any other law, rule, regulation or ordinance pertaining to employment and/or the termination of employment; and/or (n) any other statutory or common law cause of action; or (o) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(b)    The Executive further represents that, except as set forth in the following sentence, the Executive has not, and never will, institute against the Company or any of the Company Releasees any action or other proceeding in any court, administrative agency, or other tribunal of the United States, any State thereof or any foreign jurisdiction, with respect to any Claim or cause of action of any type, other than as provided under (i), (ii), (iii) or (iv) above, arising or which may have existed at any time prior to the Executive’s execution of this Agreement. Excluded from this covenant not to sue are any claims that by law cannot be waived, including but not limited to the right to participate in an investigation conducted by certain government agencies. The Executive is, however, waiving the Executive’s right to any monetary recovery should any such agency (including but not limited to the Equal Employment Opportunity Commission) pursue any claims on the Executive’s behalf.

(c)    Executive acknowledges that he has reported all hours worked as of the date of this Agreement and that he has received all compensation to which he may be entitled. He represents that he is not aware of any facts on which a claim under the Fair Labor Standards Act, the Attorney Fees in Wage Action Act, or under applicable state minimum wage or wage payment laws, could be brought.

(d)    Executive represents that he has not assigned or otherwise transferred to any party any claim that is being released pursuant to this Paragraph.

(e)    For purposes of this Paragraph, the terms set forth below shall have the following meanings:

(i)    The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, experts’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

(ii)    The term “Company Releasees” shall include the Company and its affiliates and their current, former and future officers, directors, trustees, members, employees, partners, assigns and administrators and fiduciaries under any employee benefit plan of the Company and of any affiliate, and insurers, and their predecessors and successors.

(iii)    The term “Executive Releasors” shall include the Executive, and the Executive’s family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Executive.

5.    NO OTHER PAYMENTS. The Executive agrees and acknowledges that, other than as specifically provided for in this Agreement, no additional payments are due from the Company on any basis whatsoever.

6.    COOPERATION. The Executive agrees, upon reasonable advance notice and subject to other reasonable demands on Executive’s professional time, to make himself available from time to time to respond to reasonable requests by the Company for information pertaining to or relating to his transition. The Executive further agrees to cooperate fully with the Company or any affiliate in the defense, prosecution or evaluation of any pending or potential claims or proceedings involving or affecting the Company or any affiliate arising during the period of the Executive’s employment with the Company (the “Employment Period”) or relating to any decisions in which the Executive participated or any matter of which the Executive had knowledge. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any claims that may be filed against the Company or any affiliate relating to the Employment Period. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or private) of the Company or any affiliate (or their actions) relating to any matter, regardless of whether a lawsuit has then been filed against the Company or any affiliate with respect to such investigation. Specifically and without limitation, the Executive will attend and participate in meetings and interviews conducted by Company personnel, and/or attorneys appointed by the Company and may be represented by counsel who may attend such meetings and interviews, and execute written affidavits confirming the Executive’s statements in such meetings in respect of any such matters; provided such meetings do not unreasonably interfere with the Executive’s employment or self- employment entered into after the Separation Date. The Executive will make himself available for the foregoing at mutually convenient times during business hours from time to time as reasonably requested by the Company. Promptly upon the receipt of the Executive’s written request, the Company agrees to reimburse the Executive for all reasonable out-of-pocket expenses associated with such cooperation, including, without limitation, meals, lodging, travel, ground transportation expenses and reasonable attorneys’ fees for representation where there is no actual conflict of interest with the Company. This Paragraph 6 shall not preclude the Executive from responding to an inquiry in an honest manner.

7.    NON-DISPARAGEMENT. (a) The Executive agrees that on and after the Effective Date, the Executive will not make any disparaging, critical or derogatory statement about the Company or any affiliate or their shareholders or any of their current or former officers, directors or employees or otherwise make disparaging comment on any aspects of the Executive’s employment with the Company or the separation therefrom; (b) the Company’s current executive officers agree not to make any disparaging or derogatory public disclosure in their capacities as executive officers of the Company about the Executive or the Executive’s employment with the Company or the separation therefrom; and (c) the provisions of this paragraph 7(a) and 7(b) shall not apply to testimony as a witness, any disclosure required by law to be made by the Company or the Executive, or the assertion of or defense against any claim of breach of this Agreement and shall not require either party to make false statements or disclosures. All inquiries shall be referred to the Company’s Human Resources Department and shall be handled in a manner consistent with the

Company’s then-applicable policies.

8.    ANNOUNCEMENTS. Company and the Executive shall mutually agree on the form, substance and timing of any internal or external announcements related to the transition and/or separation.

9.    COVENANTS AND RETURN OF PROPERTY. Except as may be modified by the following provisions of this Paragraph 9, the Executive expressly acknowledges and agrees that the Executive will continue to remain subject to the Confidentiality provision (Section 12) of the Letter Agreement, and any confidentiality provisions entered into in connection with any other agreement or compensation award with the Company (the “Covenants”), and further agrees that the obligations under the Covenants are not limited in any way by this Agreement or separation from employment with the Company.

(a)    The Executive certifies that he has returned all documents, records and property of the Company, including, but not limited to any and all original and duplicate copies of all the Executive’s work product and of files, calendars (except for personal calendars and contacts), books, records, notes, notebooks, customer lists and proposals to customers, manuals, computer equipment (including any desktop and/or laptop computers, handheld computing devices, home systems, flash drives, USB drives, external hard drives, computer disks and diskettes), mobile telephones (including SIM cards and the like), personal data assistants (PDAs), fax machines, and any other magnetic and other media materials the Executive had in the Executive’s possession or under the Executive’s control that belong to the Company or that contain confidential or proprietary information concerning the Company or its clients or operations. The Executive certifies that Executive has not retained any information about the Company on any personal computer or portable data storage device. The Executive further certifies that he has returned to the Company all keys, credit cards and I.D. cards that belong to the Company or any of its affiliates but were in the Executive’s possession or within the Executive’s control.

(b)    The Company shall return all personal property of the Executive at a time and in a manner mutually convenient to the Executive and the Company.

(c)    The Executive represents that he has not and agrees that he will not instigate or participate in any administrative or judicial proceeding against the Company or any affiliate (except for proceedings to enforce this Agreement) unless requested by the Company or otherwise required by law. Excluded from this covenant not to sue are any claims that by law cannot be waived, including but not limited to the right to participate in an investigation conducted by certain government agencies. The Executive is, however, waiving the Executive’s right to any monetary recovery should any such agency (including but not limited to the Equal Employment Opportunity Commission) pursue any claims on the Executive’s behalf.

(d)    Subject to the foregoing provisions of this Paragraph 9, the Company will continue to have the right to enforce the obligations of the Covenants.

10.    WITHHOLDING FOR TAXES. All benefits and payments provided to the Executive pursuant to this Agreement, which are required to be treated as compensation shall be subject to all applicable tax withholding and reporting requirements.

11.    SETTLEMENT OF DISPUTES. The settlement of disputes provisions set forth in Section 16(d) of the Letter Agreement are hereby incorporated by reference and are made part of this Agreement and shall be applicable for all disputes as may arise hereunder, regardless of whether the Letter Agreement is, or may deemed to be, in full force and effect.

12.    ATTORNEYS’ FEES. In the event of any dispute with respect to a breach or asserted breach of this Agreement, the prevailing party as determined by the presiding judge or arbitration panel in said proceeding shall be entitled to recover such party’s reasonable attorneys’ fees, experts’ fees, costs and expenses from the other party.

13.    MISCELLANEOUS.

(a)    Binding Effect. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors and assigns.

(b)    Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

(c)    Entire Agreement. This Agreement and those incorporated herein reflect the entire agreement between the Executive and the Company and, except as specifically provided herein, supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof, it being acknowledged, however, that the Executive shall continue to be subject to the Covenants. To the extent that the terms of this Agreement are to be determined under, or are to be subject to, the terms or provisions of any other document, this Agreement shall be deemed to incorporate by reference such terms or provisions of such other documents. Executive acknowledges and agrees that he has entered into this Agreement freely, knowingly and voluntarily, and that he has read and understands the entire Agreement.

(d)    Waiver of Non-Compete and Non-Solicit Agreement. The Company hereby waives the post-employment non-competition and non-solicitation provisions set forth in the Letter Agreement, including both the Company’s and Executive’s obligations thereunder, without regard to whether Executive executes this Agreement.

(e)    Notices. Any notice pertaining to this Agreement shall be in writing and shall be deemed to have been effectively given on the earliest of (i) when received via email, (ii) upon personal delivery to the party notified, (iv) one business day after delivery via an overnight courier service or (v) five days after deposit with the United Postal Service, and addressed as follows:

to the Executive at:	Kamau Coar
Address on file with Company

to the Company at:	Heidrick & Struggles International, Inc.
Attn: Chief Human Resources Officer
1114 Avenue of the Americas, 24th
Floor
New York, NY 10036
spayne@heidrick.com

(f)    Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party. Continuation of benefits hereunder by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

(g)    Amendment. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

(h)    Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

(i)    No Third-Party Beneficiaries. Subject to Paragraph 13(a) above, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

(j)    Terms and Construction. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(k)    Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by the Executive or the Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

(l)    Internal Revenue Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. Payments made under this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible, including but not limited to accelerating or deferring any payments called for under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment,” such term shall be deemed to reference to the Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable to the Executive (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service and (b) the date of Executive’s death.

14.    CONSIDERATION AND REVOCATION PERIODS. The Executive acknowledges that: (a) the Executive has read and understands this Agreement in its entirety; (b) the payments and other benefits provided to the Executive under this Agreement exceed the nature and scope of that to which the Executive would otherwise have been entitled to receive from the Company; (c) the Executive has been advised in writing to consult with an attorney about this Agreement before signing and has had ample opportunity to do so; (d) the Executive has been given twenty-one (21) days to consider this Agreement before signing; (e) the Executive has the right to revoke this Agreement in full within seven (7) calendar days of signing it by providing written notice to the Company per the notice provisions of Paragraph 13(e) of this Agreement, and that this Agreement shall not become effective until that seven-day revocation period has expired without the Executive revoking this Agreement (the “Effective Date”); and (f) the Executive enters into this Agreement knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

15. INDEMNIFICATION. Executive’s rights and the Company’s rights and obligations related to indemnification shall continue (and are not waived or superseded following this Agreement) pursuant to the Amended and Restated Certificate of Incorporation for Heidrick & Struggles International, Inc. dated June 11, 2015, or any future amendment thereto.

IN WITNESS WHEREOF, this Confidential Separation Agreement and General Release has been duly executed as of the day and year written above.

Heidrick & Struggles International, Inc.

KAMAU COAR
	By:	Sarah Payne
	Title:	Chief Human Resources Officer